Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

MannKind Corporation

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	MannKind Corporation 2018 Equity Incentive Plan Common Stock, $0.01 par value per share	Other(2)	25,000,000(3)	$4.64	$116,000,000.00	0.00011020	$12,783.20

Fees to be Paid	Equity	MannKind Corporation 2004 Employee Stock Purchase Plan Common Stock, $0.01 par value per share	Other(2)	3,000,000(4)	$4.64	$13,920,000.00	0.00011020	$1,533.98

	Total Offering Amounts				—	$129,920,000.00	—	$14,317.18

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$14,317.18
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”) of MannKind Corporation (the “Registrant”) that become issuable under the Registrant’s 2018 Equity Incentive Plan, as amended (the “2018 EIP”) or the Registrant’s 2004 Employee Stock Purchase Plan, as amended (the “2004 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on August 22, 2023, as reported on the Nasdaq Stock Market.

(3)

Represents shares of Common Stock added to the shares authorized for issuance under the 2018 EIP pursuant to an amendment to the 2018 EIP approved by the Registrant’s stockholders at the Registrant’s Annual Meeting of Stockholders held on May 25, 2023.

(4)

Represents shares of Common Stock added to the shares authorized for issuance under the 2004 ESPP pursuant to an amendment to the 2004 ESPP approved by the Registrant’s stockholders at the Registrant’s Annual Meeting of Stockholders held on May 25, 2023.